UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Medidata Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

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April 9, 2012

Dear Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Medidata Solutions, Inc., which will be held at 10:00 a.m., local time, on May 16, 2012, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830.

At the meeting, we will ask you to elect seven directors, constituting the entire board of directors, to serve for the ensuing year, and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, we will hold an advisory vote on executive compensation (commonly referred to as the “say on pay vote”) and a vote to approve our Amended and Restated 2009 Long-Term Incentive Plan. The purpose of this amendment is to increase the number of shares of common stock issuable under our 2009 Long-Term Incentive Plan by 1,750,000 shares because we strongly believe our ability attract, retain and motivate outstanding and highly skilled individuals across all levels of our organization is essential to our continued success.

The meeting also will provide us an opportunity to review with you our business and affairs since our last annual meeting.

Your vote is important to us and to our business. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We look forward to seeing you at the meeting.

Sincerely,

Tarek A. Sherif
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 16, 2012

This proxy statement, along with our 2011 annual report to stockholders, are available free of charge at the following website: www.proxyvote.com.

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

- i -

(continued)

- ii -

MEDIDATA SOLUTIONS, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2012

The annual meeting of stockholders of Medidata Solutions, Inc. will be held at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830 on May 16, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, constituting the entire board of directors, to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To hold an advisory vote on executive compensation (the “say on pay vote”).

3.	To approve our Amended and Restated 2009 Long-Term Incentive Plan.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

If you owned our common stock at the close of business on March 21, 2012, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in New York, New York for the ten days prior to the meeting for any purpose related to the meeting.

Your vote is very important to us and to our business. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the voting instructions under General Information beginning on page 1 of this proxy statement and the instructions on the proxy card.

By order of the board of directors

Michael I. Otner
General Counsel and Secretary

April 9, 2012

79 Fifth Avenue, 8th Floor

New York, New York 10003

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2012 annual meeting of stockholders to be held on May 16, 2012 (the “Annual Meeting”), or at any adjournments or postponements of the Annual Meeting, at the time and place and for the purposes specified in the accompanying notice.

In this proxy statement, the terms “our company,” “Medidata,” “we,” “us” and “our” refer to Medidata Solutions, Inc. and its consolidated subsidiaries and their predecessors. The mailing address of our principal executive office is Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Stockholders should vote their shares on the enclosed proxy card. All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions given in the proxy. If no choice is indicated, proxies that are signed and returned will be voted in accordance with the recommendations of the board of directors as follows:

•	FOR the election of the seven director nominees;

•	FOR the advisory vote on executive compensation (the “say on pay vote”);

•	FOR our Amended and Restated 2009 Long-Term Incentive Plan;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	In the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and our 2011 annual report, are first being sent to stockholders on or about April 9, 2012.

Who is entitled to vote?

As of the close of business on March 21, 2012, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 25,144,867 shares of our common stock, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the company were outstanding as of March 21, 2012.

How many shares must be present or represented to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of our common stock entitled to vote at the meeting, either present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of seven director nominees identified in this proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The board of directors recommends a vote FOR all nominees.

2. What are my voting choices when voting on the advisory proposal on executive compensation (the “say on pay vote”), and what vote is needed to approve the say on pay vote?

In the advisory proposal on executive compensation, stockholders may:

•	vote in favor of the advisory proposal;

•	vote against the advisory proposal; or

•	abstain from voting on the advisory proposal.

The favorable vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of the say on pay vote. As an advisory vote, this proposal is not binding upon the company. However, the compensation committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The board of directors recommends a vote FOR the advisory vote on executive compensation.

3. What are my voting choices when voting on the proposal to approve the Amended and Restated 2009 Long-Term Incentive Plan, and what vote is needed to approve such amendment?

In the proposal to approve our Amended and Restated 2009 Long-Term Incentive Plan, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The favorable vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval of our Amended and Restated 2009 Long-Term Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.

The board of directors recommends a vote FOR our Amended and Restated 2009 Long-Term Incentive Plan.

4. What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.

The board of directors recommends a vote FOR the ratification.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•

By Internet—Stockholders of record of our common stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 15, 2012. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•

By Telephone—Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 15, 2012. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•

By Mail—Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of directors, advisory say on pay vote and vote to approve our Amended and Restated 2009 Long-Term Incentive Plan are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Discretionary Items. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

How are proxies solicited and what is the cost?

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY STOCKHOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE STOCKHOLDER UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors, constituting the entire board of directors, are to be elected to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified. The seven nominees for election at the Annual Meeting are listed below with their biographies. The board of directors, after careful consideration, approved the nomination of each of our currently serving directors. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board of directors may nominate as a substitute.

The board of directors, acting through its nominating and governance committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a board.

The nominating and governance committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our company serves and individuals who have experience serving on boards of directors and board committees of other public companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The nominating and governance committee believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the board of directors and its committees. The nominating and governance committee takes into account diversity considerations in determining the company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the board of directors. Each of the nominees, other than Messrs. Sherif and de Vries, co-founders of the company, are also independent of the company and management. We believe the atmosphere of our boards of directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our boards of directors and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 10 of this proxy statement.

In addition to the above, the nominating and governance committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Nominees for Election

Tarek A. Sherif is one of our founders. Mr. Sherif has served as our chief executive officer since 2001 and as a member of our board of directors since 2000. Prior to forming Medidata, Mr. Sherif was the managing member of Sherif Partners L.L.C., a company focused on public and private investments in technology and life science companies. Prior to that, Mr. Sherif served as portfolio manager at R.D.L. Securities, a privately held equity fund specializing in publicly traded technology companies, including those in the healthcare and information technology fields. Mr. Sherif has also served as assistant vice president of corporate finance at General Electric Capital Corporation, and mergers and acquisitions analyst at Brown Brothers Harriman & Company. Mr. Sherif holds a B.A. in economics from Yale College and an M.B.A. in business administration and finance from Columbia University.

Mr. Sherif brings to our board of directors detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his leadership of our company through its successful initial public offering process and his knowledge of the company’s industry and business as a co-founder and chief executive officer position him well to serve as our chairman.

Director since 2000	Age 49

Glen M. de Vries is one of our founders. Mr. de Vries has served as our president since February 2008 and as a member of our board of directors since 1999. From 2000 to 2008, Mr. de Vries served as our chief technology officer. Mr. de Vries has over 15 years of experience in medical software development, including electronic health records and consumer-targeted products. As president of OceanTek, Inc., a web development firm focused on applications for the healthcare industry, Mr. de Vries was the chief consultant for a Fortune 500 global e-commerce project, and was the author of web security components currently in use by websites and corporate intranets. Previously, he served as a research assistant at Columbia University focusing on both research science and creating a paperless clinical data management system. Mr. de Vries holds a B.S. in molecular biology and genetics from Carnegie Mellon University.

Mr. de Vries’ significant experience as the company’s co-founder, former chief technology officer and president provides our board of directors with unique perspectives and insights regarding the company’s innovation and strategic vision.

Director since 1999	Age 39

Carlos Dominguez has held various executive positions at Cisco Systems Inc. and has been serving as its senior vice president, office of the chairman and chief executive officer since January 2008. Mr. Dominguez joined Cisco in 1992 and previously served as senior vice president of its Worldwide Service Provider Operations group from 2004 to 2008 and as a vice president for U.S. Service Provider Sales from 1999 to 2004.

Mr. Dominquez brings to our board of directors significant managerial experience at Cisco, which gives him the ability to address complex management issues at the most senior levels and provide critical insights into the operational requirements of a global technology company.

Director since 2008	Age 53

Neil M. Kurtz, M.D. has served as president and chief executive officer of Golden Living since August 2008. Prior to joining Golden Living, Dr. Kurtz served as president and chief executive officer and a member of the board of directors of TorreyPines Therapeutics, Inc., a clinical-stage biopharmaceutical company, since 2002. Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and chief executive officer until its acquisition by United Health Group, or UHG, in 1999. After the acquisition, Dr. Kurtz became president of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TorreyPines Therapeutics, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb and Merck. He currently serves on the board of directors of NeurogesX, Inc., a specialty pharmaceutical company. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Dr. Kurtz brings to our board of directors significant operational, regulatory, and financial experience as a senior executive and director in the healthcare industry.

Director since 2002	Age 61

George W. McCulloch is currently a partner at Level Equity, a private equity and venture capital firm he co-founded in July 2009. Previously Mr. McCulloch served as a managing director at Insight Venture Partners, or Insight, which he joined in January 2003. Mr. McCulloch holds a B.A. in history from Stanford University.

Mr. McCulloch brings to our board of directors significant operational, financial, and investment experience from his involvement in Level Equity and Insight and their numerous portfolio companies.

Director since 2004	Age 35

Lee A. Shapiro has served as president of Allscripts Healthcare Solutions, Inc., a provider of innovative technology solutions that deliver world-class outcomes for healthcare organizations across the globe, since 2002. Prior to joining Allscripts, Mr. Shapiro was the chief operating officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Mr. Shapiro’s career also includes serving as president of SES Properties, Inc., vice chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

As president of Allscripts, Mr. Shapiro brings to our board of directors significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services. Our board of directors also benefits from Mr. Shapiro’s experience serving on the boards of private and not-for-profit companies, including Physicians Interactive Holdings, LLC and the Gastro-Intestinal Research Foundation.

Director since 2011	Age 55

Robert B. Taylor has served as senior vice president for finance and administration of the Colonial Williamsburg Foundation since January 2001. Prior to joining the Colonial Williamsburg Foundation, Mr. Taylor previously served as vice president and treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also serves on the board of directors of Zygo Corporation and as a member of its corporate governance/nominating committee and chairman of its audit committee. Mr. Taylor holds a B.A. from St. Lawrence University.

Mr. Taylor brings to our board of directors significant experience in accounting and finance which qualifies him as our “financial expert” and operational, investment and governance experience from his role as a senior executive and chief financial officer of two large enterprises. Our board of directors also benefits from Mr. Taylor’s experience serving on the boards of for profit and not-for-profit companies, including as chair of the audit committee of another public company.

Director since 2008	Age 64

Vote Required

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes cast will be elected as directors.

Board Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The board of directors has affirmatively determined that each of the director nominees standing for election, except Tarek Sherif as chief executive officer and Glen de Vries as president, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the director independence standards of the company, The Nasdaq Stock Market Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of applicable committee independence standards of the company, NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Exchange Act of 1934 , as amended (“Exchange Act”). In making that determination, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

At least annually, the board of directors evaluates all relationships between the company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors makes an annual determination of whether each director is independent within the meaning of the independence standards of the company, NASDAQ and the SEC.

Board of Directors and Committees

Our board of directors currently consists of seven members. If all of the director nominees are elected at the Annual Meeting, our board of directors will continue to consist of seven members. The board of directors is responsible for oversight of our business and affairs. To assist the board of directors in carrying out its duties, the board has delegated certain authority to three standing committees: the audit committee, the compensation committee, and the nominating and governance committee.

The membership of each of the audit committee, the compensation committee, and the nominating and governance committee is composed entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules. The committee membership and the responsibilities of each of the committees are described below.

Name	Audit	Nominating and Governance	Compensation
Tarek A. Sherif	—	—	—
Glen M. de Vries	—	—	—
Carlos Dominguez(I)	—
Neil M. Kurtz, M.D.(I)		—
George W. McCulloch(I)		—
Lee A. Shapiro(I)			—
Robert B. Taylor(I)			—

Chairman

Member

(I)	Independent director

The board of directors has adopted a written charter for each of the three standing committees. Each committee charter is available free of charge in the Corporate Governance section of our website at http://investor.mdsol.com/governance.cfm or by writing to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary.

Audit Committee

Messrs. Taylor, Kurtz, McCulloch and Shapiro currently serve on the audit committee. Mr. Taylor is the chairman of our audit committee. The board of directors has determined that each member of the audit committee is independent within the meaning of the director independence standards of the company and NASDAQ as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The board of directors has also determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Taylor is an “audit committee financial expert” as defined in the Exchange Act.

The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee charter will be reviewed, and amended if necessary, on an annual basis.

The audit committee assists the board in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The audit committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Messrs. Kurtz, Dominguez and McCulloch currently serve on the compensation committee. Dr. Kurtz is the chairman of our compensation committee. The board of directors has determined that each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act and independent within the meaning of the director independence standards of the company and NASDAQ. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act.

The compensation committee reviews and approves our general compensation strategy and on an annual basis evaluates the chief executive officer’s performance, determines compensation arrangements for all of our executive officers, including our chief executive officer, and makes recommendations to the board of directors concerning compensation policies for us and our subsidiaries. The CD&A included in this proxy statement includes additional information regarding the compensation committee’s processes and procedures for considering and determining executive officer compensation.

The compensation committee is also responsible for, among other things, administering any incentive compensation plans, equity-based compensation plans and other benefit plans and making recommendations to the board of directors with respect to such plans; reviewing and recommending compensation programs for outside directors; reviewing and approving the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement; and reviewing the succession planning for our executive officers. In addition, the compensation committee is responsible for making recommendations with respect to the frequency of say on pay votes and for reviewing the results of the stockholder votes on executive compensation. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and to approve any such advisor’s fees and other retention terms, as well as the responsibility for oversight of the work of any independent compensation consultant or other advisor it has retained.

Nominating and Governance Committee

Messrs. Taylor, Dominguez and Shapiro currently serve on the nominating and governance committee. Mr. Taylor is the chairman of our nominating and governance committee. The board of directors has determined that each member of the nominating and governance committee is independent within the meaning of the director independence standards of the company, NASDAQ and the SEC.

The nominating and governance committee is responsible for, among other things: reviewing board composition, procedures and committees, and making recommendations on these matters to the board of directors; reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board; and overseeing compliance by the board of directors and management with our corporate governance principles and ethics standards and code of conduct.

Consideration of Director Candidates

Director Qualifications. The nominating and governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess.

Identifying Nominees. The nominating and governance committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the nominating and governance committee will solicit ideas for possible candidates from a number of sources, including members of the board of directors, Medidata executives and individuals personally known to the members of the board of directors. Second, the nominating and governance committee is authorized to use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Stockholder Candidates. The nominating and governance committee will consider candidates for nomination as a director submitted by stockholders. Although the nominating and governance committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the board of directors does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the nominating and governance committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The nominating and governance committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” on page 46 of this proxy statement.

Review of Director Nominees. The nominating and governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. In evaluating proposed director candidates, the nominating and governance committee may consider, in addition to any minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the board of directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the board of directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the board of directors to best fulfill its responsibilities to the long-term interests of our stockholders. The nominating and governance committee considers at least annually, and recommends to the board of directors suggested changes to, if any, the size, composition, organization and governance of the board of directors and its committees.

Board Meetings and Attendance

The board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Executive sessions, excluding management, are also regularly scheduled (see section “Meeting of Independent Directors” below).

During 2011, the board of directors held five meetings and took action by unanimous written consent on three occasions, the audit committee held eight meetings, the compensation committee held seven meetings and took action by unanimous written consent on three occasions, and the nominating and governance committee held five meetings.

Each director attended at least 75% of all board of directors and applicable committee meetings. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders.

Board Leadership Structure

Under our corporate governance guidelines, the board of directors does not have a policy on whether or not the role of the chairman of the board and chief executive officer should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The board of directors believes that Mr. Sherif’s dual role as both chairman of the board and chief executive officer serves the best interests of both the company and its stockholders. His combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. Mr. Sherif possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the board of directors are focused on the most critical matters. This structure also enables our chief executive officer to act as a bridge between management and the board of directors, helping both to act with a common purpose.

The board of directors appreciates that the advantages gained by having a single chairman and chief executive officer must be viewed in light of potential independence concerns. The board considers, however, that we have adequate safeguards in place to address those concerns. In accordance with our governance guidelines, our board of directors consists of a supermajority of independent directors. In addition, our audit, compensation and nominating and governance committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors as a whole has responsibility for risk oversight, with reviews of certain areas conducted by the relevant committees that report on their deliberations to the board of directors. The oversight responsibility of the board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to the board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, safety and reputational risks. The board of directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; and director succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the company.

Meetings of Independent Directors

Our governance guidelines provide that the independent directors of the company meet in regularly scheduled executive sessions without management participation, which sessions typically occur in conjunction with the regularly scheduled meetings of the board of directors. Currently, the director who presides at these meetings is Mr. Taylor, chairman of our nominating and governance and audit committees.

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment, led by Mr. Taylor, in his capacity as chairman of the nominating and governance committee, to evaluate its effectiveness in fulfilling its obligations.

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines to assist and guide the directors in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.mdsol.com/governance.cfm. Although these guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Code of Business Conduct and Ethics

Our board of directors adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable financial statements;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://investor.mdsol.com/governance.cfm. A copy may also be obtained, free of charge, from us upon a request directed to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to directors and officers by posting such information on our website available at www.mdsol.com and/or in our public filings with the SEC.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Dominguez, Kurtz and McCulloch served as members of our compensation committee. No member of the compensation committee has been an officer or employee of the company, or had any other relationship with us requiring disclosure herein. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or compensation committee.

Director Compensation

The compensation committee of our board of directors has adopted a compensation structure that is applicable to all of our non-employee directors. Following a competitive market review, conducted by our independent compensation consultant (Pearl Meyer & Partners), this director compensation structure was revised in May 2011 and currently provides that each such non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $45,000;

•	an additional annual cash retainer of $25,000 for serving as chairman of the audit committee and $12,000 for serving as a member of the audit committee;

•	an additional annual cash retainer of $15,000 for serving as chairman of the compensation committee and $10,000 for serving as a member of the compensation committee;

•	an additional annual cash retainer of $10,000 for serving as chairman of the nominating and governance committee and $4,000 for serving as a member of the nominating and governance committee; and

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upon first joining our board of directors and at each subsequent annual meeting, an equity award valued at $125,000, comprised of a mix of restricted shares (75%) and options (25%). The initial equity awards vest over four years and the subsequent annual awards vest over two years.

In addition, we reimburse our directors for all reasonable expenses incurred for attending meetings and service on our board of directors.

Our Directors are covered by stock ownership guidelines adopted in August 2011. Under the approved Guidelines, non-employee Directors are required to obtain ownership of common stock equal to three times the amount of the annual cash retainer paid to non-employee Directors for their service as Directors within three (3) years from the earlier of August 16, 2011 or from their date of appointment. All non-employee Directors are in compliance with these guidelines as of March 21, 2012. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.mdsol.com in the “Investor Relations” section under the heading “Corporate Governance.”

Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2011 for service as a director. We do not provide any retirement benefits or other perquisites to our directors. Neither of our employee-directors received compensation during 2011 for service as a member of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Carlos Dominguez	$55,290	$93,750	$31,250	—	$180,290
Neil M. Kurtz	63,720	93,750	31,250	—	188,720
George W. McCulloch	60,790	93,750	31,250	—	185,790
Lee A. Shapiro	35,748	93,750	31,250	—	160,748
Robert B. Taylor	69,651	93,750	31,250	—	194,651

(1)	On May 31, 2011, each non-employee director was granted 4,078 shares of restricted stock and 2,857 stock options (2,747 in the case of the options issued to Mr. Shapiro upon joining our Board). The value of the stock and option awards has been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, 718 (Compensation—Stock Compensation), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to directors in exchange for services over the vesting period. For information on the assumptions used to calculate the value of the awards, refer to Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 13, 2012.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE SAY ON PAY VOTE)

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting. At our 2011 Annual Meeting, our stockholders approved the proposal, with more than 70% of the votes cast voting in favor of the proposal. We also asked our stockholders to indicate whether we should hold a “say on pay” vote every one, two or three years. After consideration of the voting results, the board of directors has adopted the stockholders’ recommendation and determined to hold a stockholder say on pay vote annually. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this proxy statement. In considering their vote, stockholders may wish to carefully review our compensation policies and decisions regarding our named executive officers as described in the Compensation Discussion and Analysis and related executive compensation information beginning on page 25. This proposal is also referred to as the say on pay vote.

We believe that our overall compensation program and philosophy support and help drive the company’s long-term value creation, business strategy and operating performance objectives. We ask you to indicate your support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures set forth in this Proxy Statement.

The board of directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon the board of directors. However, the board of directors values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our board of directors recommends a vote FOR the advisory vote on executive compensation.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED 2009 LONG-TERM INCENTIVE PLAN

Background

Our board of directors and stockholders adopted and approved our 2009 Long-Term Incentive Plan (the “2009 LTIP”) in 2009 prior to our initial public offering (“IPO”). In March 2012, our board of directors unanimously approved an amendment to the 2009 LTIP that will increase the number of shares of common stock that can be issued under the 2009 LTIP by 1,750,000 shares (the “Share Increase Amendment”), subject to stockholder approval. In connection with the Share Increase Amendment, we are seeking stockholder approval of the material terms of the 2009 LTIP, as amended (the “Amended and Restated 2009 LTIP”), so that we may continue to grant certain awards that are intended to qualify for favorable tax treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, we are submitting the Amended and Restated 2009 LTIP to a vote of our stockholders at the Annual Meeting.

Section 162(m)

Section 162(m) of the Code (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” (referred to in the Code as “covered persons”) as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit.

Plans adopted prior to an IPO have the benefit of a reliance period under Section 162(m), during which compensation paid is deemed to be deductible. In general, the reliance period ends upon the earliest of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year in which we became publicly held. Following the reliance period, the plan’s material terms must be approved by stockholders in order to maintain the plan’s favorable status under Section 162(m).

We are seeking stockholder approval of the material terms of the Amended and Restated 2009 LTIP in connection with the material modification of the 2009 LTIP pursuant to the Share Increase Amendment so that we may continue to grant certain awards that are intended to be exempt from the deduction limitation provisions of Section 162(m).

Share Increase Amendment

The Share Increase Amendment will, subject to stockholder approval, increase the number of shares of common stock that we may issue under the plan by 1,750,000 shares, from 2,500,000 to 4,250,000 shares. As of March 21, 2012, assuming all of the outstanding awards are fully settled in shares, we would only be able to grant awards for approximately 200,000 shares. If this proposal is approved, that number would be increased to approximately 1,950,000 shares. Except for the change effected by the Share Increase Amendment if this proposal is approved, the terms and provisions of the Amended and Restated 2009 LTIP are substantially the same as the 2009 LTIP that is currently in effect.

Effects of Approval of the Amended and Restated 2009 LTIP

Stockholder approval of the Amended and Restated 2009 LTIP will (1) allow us to continue to provide incentive awards that qualify for the performance-based compensation exemption from the deduction limitation provisions of Section 162(m), and (2) through the Share Increase Amendment, allow us to continue to grant equity-based compensation awards for the next several years as an essential component of our executive compensation program, which, in turn, enables us to continue to attract, motivate and retain qualified and dedicated personnel.

If stockholders do not approve the Amended and Restated 2009 LTIP, we will not make future grants under the 2009 LTIP to covered persons if required in order to comply with the stockholder approval requirements of Section 162(m) and no shares will be added to the total number of shares reserved for issuance under the 2009 LTIP.

Our named executive officers and directors have an interest in this proposal as they will be eligible to receive awards under the Amended and Restated 2009 LTIP.

Purpose of the Amended and Restated 2009 LTIP

The Amended and Restated 2009 LTIP is intended to be a flexible and comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, our company and our subsidiaries.

Our board of directors believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. Our board of directors believes that plans such as the Amended and Restated 2009 LTIP enhance our ability to achieve this objective. We believe strongly that approval of the Amended and Restated 2009 LTIP is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the 2009 LTIP are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above the stockholders are being asked to approve the Amended and Restated 2009 LTIP.

Summary of the Amended and Restated 2009 LTIP

The following is a summary of the principal features of the Amended and Restated 2009 LTIP. This summary is qualified in its entirety by reference to the full text of the Amended and Restated 2009 LTIP set forth in Annex A.

Types of Awards

Awards under the Amended and Restated 2009 LTIP may be in the form of stock options, restricted stock and other forms of stock-based incentives, including stock appreciation rights and deferred stock rights.

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Stock options represent the right to purchase shares of common stock within a specified period of time for a specified price. The purchase price per share must be at least equal to the fair market value per share on the date the option is granted. Stock options may have a maximum term of ten years. Our compensation committee has the flexibility to grant stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code.

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Restricted stock awards consist of the issuance of shares of common stock subject to certain vesting conditions and transfer restrictions that lapse based upon continuing service and/or the attainment of specified performance objectives. The holder of a restricted stock award may be given the right to vote and receive dividends on the shares covered by the award.

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Stock appreciation rights entitle the holder to receive the appreciation in the fair market value of the shares of common stock covered by the award between the date the award is granted and the date the award is exercised. In general, settlement of a stock appreciation right will be made in the form of shares of common stock with a value equal to the amount of such appreciation.

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Deferred stock awards represent the right to receive shares of common stock in the future, subject to applicable vesting and other terms and conditions. Deferred stock awards are generally settled in shares of common stock at the time the award vests, subject to any applicable deferral conditions as may be permitted or required under the award. The holder of a deferred stock award may not vote the shares covered by the award unless and until the award vests and the shares are issued. Dividend equivalents may or may not be payable with respect to shares covered by deferred stock award.

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Performance units are awards with an initial value established by our compensation committee (or that is determined by reference to a valuation formula specified by the committee) at the time of the grant. In its discretion, the compensation committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The compensation committee, in its sole discretion, may pay earned performance units in the form of cash, shares of common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the compensation committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The committee may, on such terms and conditions as it may determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, other awards or other property.

The Amended and Restated 2009 LTIP also provides for stock bonus and other forms of stock-based awards and for cash incentive awards. Each of these is referred to individually as an “Award.” Those who are eligible for Awards under the Amended and Restated 2009 LTIP include employees, directors and consultants who provide services to the company and its affiliates. As of March 21, 2012, approximately 830 employees, directors and consultants would be eligible to participate in the Amended and Restated 2009 LTIP. As of that date, approximately 248 persons held awards outstanding awards under the 2009 LTIP.

Number of Shares of Common Stock Available Under the Amended and Restated 2009 LTIP

Currently, we have reserved up to 2,500,000 shares of common stock for issuance under the 2009 LTIP. If stockholders approve this proposal, an additional 1,750,000 shares of common stock (or a total of 4,250,000 shares) could be issued under the Amended and Restated 2009 LTIP. Unissued shares covered by awards that terminate, shares that are forfeited, and shares withheld or surrendered for the payment of the exercise price or withholding obligations associated with an award will remain available for issuance under the Amended and Restated 2009 LTIP. The number of shares issuable under the Amended and Restated 2009 LTIP is subject to adjustment in the event of certain capital changes affecting outstanding shares of common stock, such as the payment of a stock dividend, a spin-off or other form of recapitalization.

As of March 21, 2012, 1.1 million shares were subject to outstanding options granted under the 2009 LTIP, with a weighted average exercise price of $17.23 per share and weighted average remaining term of 8.3 years, and 1.0 million shares were subject to outstanding shares of restricted stock granted and unvested under the 2009 LTIP. Assuming all of the outstanding awards are settled in shares, we would only be able to grant awards for approximately 200,000 shares. If the proposed Share Increase Amendment is approved, that number would be increased to approximately 1.95 million shares.

Individual Limitations on Awards

No more than 500,000 shares may be issued pursuant to Awards granted in a single calendar year to any individual participant in the Amended and Restated 2009 LTIP. In addition, no participant may earn a performance based cash incentive Award for any calendar year in excess of an amount equal to the lesser of $2,500,000, or three times the participant’s annual salary for such calendar year. These individual limitations on awards allow us to qualify for the Section 162(m) performance-based compensation exemption.

Administration of the Amended and Restated 2009 LTIP

The Amended and Restated 2009 LTIP is administered by the compensation committee or the board of directors. To make grants to certain of our officers and key employees, the members of the committee(s) must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m), so that we can receive a federal tax deduction for certain compensation paid under the Amended and Restated 2009 LTIP. Subject to the terms of the Amended and Restated 2009 LTIP, the administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Amended and Restated 2009 LTIP and outstanding Awards. Notwithstanding the foregoing, without the consent of the company’s stockholders and the applicable Award holder, the administrator may not modify or amend an option or stock appreciation right to reduce the exercise price of that Award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price.

Transferability of Awards

Awards granted under the Amended and Restated 2009 LTIP are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant or such participant’s estate.

Change of Control

The terms of the Amended and Restated 2009 LTIP provide that all outstanding equity awards may vest upon a “double-trigger” termination in the event of a change of control.

Amendment and Termination of the Amended and Restated 2009 LTIP

The board of directors will have the authority to amend, alter, suspend or terminate the Amended and Restated 2009 LTIP, except that stockholder approval will be required for any amendment that would increase the number of shares subject to the plan or that or to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Amended and Restated 2009 LTIP will impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator and which agreement must be in writing and signed by the participant and us. The Amended and Restated 2009 LTIP will terminate in May 2019, unless our board of directors terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the Amended and Restated 2009 LTIP is in the discretion of the administrator and therefore cannot be determined in advance.

The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 2009 LTIP during the last fiscal year, (ii) the average per share exercise price of such options, (iii) the aggregate number of shares issued pursuant to awards of restricted stock granted under the 2009 LTIP during the last fiscal year, and (iv) the dollar value of such shares based on the closing price per share on the grant dates.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price	Number of Shares of Restricted Stock	Dollar Value of Shares of Restricted Stock(1)
Named Executive Officers:
Tarek A. Sherif	35,150	$22.99	52,197	$1,200,009
Glen M. de Vries	35,150	$22.99	52,197	$1,200,009
Bruce D. Dalziel	15,928	$22.99	23,652	$543,759
Cory A. Douglas	65,493	$16.99	8,156	$187,506
Steven I. Hirschfeld	13,731	$22.99	20,390	$468,766
Lineene N. Krasnow	12,632	$22.99	18,759	$431,269
All executive officers, as a group	178,084	$20.78	175,351	$4,031,319
All directors who are not executive officers, as a group	14,175	$22.99	20,390	$468,766
All employees who are not executive officers, as a group	275,196	$21.16	283,206	$6,621,670

(1)	These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718.

Certain Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Awards granted under the Amended and Restated 2009 LTIP by us. Tax consequences for any particular individual may be different. The following summary does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Other Stock Awards. A participant who receives restricted stock under a restricted stock award will generally realize ordinary income equal to the fair market value of the shares at the time the restrictions lapse (i.e., when the shares become vested), and we will generally be entitled to a corresponding deduction. A participant may make an “early income election” within 30 days of the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the fair market value of the shares on that date and the amount, if any, paid for the shares. If the early election is made, no income will be realized by the participant if and when the shares become vested and any gain realized upon a subsequent sale of the shares will be capital gain. Our deduction will generally be limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives a deferred stock award will generally realize ordinary income as and when the vesting conditions of the award are met and the shares covered by the vested award are delivered to the participant, in an amount equal to the then fair market value of the shares, and, in general, we will be allowed a corresponding deduction. Other awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent capital gain to a participant.

Section 162(m) imposes an annual $1 million limit on the amount of compensation that may be deducted with respect to the chief executive officer and the next three most highly compensated named executive officers other than the chief financial officer. Certain “performance-based” compensation is not taken into account in applying the annual deduction limitation. It is contemplated that the company may make awards under the Amended and Restated 2009 LTIP that qualify for the performance-based compensation exemption. Nevertheless, that is only one of many factors that would be considered in connection with awards made under the Amended and Restated 2009 LTIP, and, as it deems appropriate, the compensation committee may grant awards which will not qualify for the exemption from the $1 million annual deduction limitation.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE AMENDED AND RESTATED 2009 LTIP AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS. PLEASE SEE IRS CIRCULAR 230 NOTICE ON PAGE 5.

Vote Required; Board Recommendation

Approval of the Amended and Restated 2009 LTIP requires the affirmative vote of a majority of the shares of our common stock that are present in person or proxy and entitled to vote at the Annual Meeting.

Our board of directors recommends a vote for the Amended and Restated 2009 LTIP.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information with respect to the persons serving as executive officers of Medidata as of March 31, 2012.

Name	Age	Position
Tarek A. Sherif	49	Chairman, Chief Executive Officer and Director
Glen M. de Vries	39	President and Director
Cory A. Douglas	45	Chief Financial Officer
Steven I. Hirschfeld	49	Executive Vice President—Customer Operations
Lineene N. Krasnow	60	Executive Vice President—Product and Marketing
Bryan C. Spielman	45	Executive Vice President—Strategy and Corporate Development

Set forth below is a brief description of the business experience of our executive officers who are not also directors of Medidata.

Cory A. Douglas has served as our senior vice president, controller and chief accounting officer since January 2008, was promoted to chief financial officer in October 2011. Prior to joining us, Mr. Douglas served as senior vice president and controller of The BISYS Group, Inc. from 2005 to 2007, where he was responsible for a variety of duties including accounting, taxes, budgeting and planning and as senior vice president and controller at DoubleClick from 1995 to 2007. At DoubleClick, Mr. Douglas oversaw significant financial operation and internal control improvement, while managing all aspects of accounting and reporting. He began his career as an auditor at Arthur Andersen and Co. Mr. Douglas holds an M.B.A. from The Ohio State University and a B.S. in accounting from San Francisco State University.

Steven I. Hirschfeld has served as our vice president—sales since September 2002, was promoted to executive vice president—global sales and alliances in September 2005 and executive vice president—customer operations in January 2011. From 1999 to 2001, Mr. Hirschfeld served as vice president of sales at I-Many, Inc., a provider of software and related professional services to support contract-based, business to business relationships. Prior to that, Mr. Hirschfeld spent five years at The Janis Group as sales leader and general manager where he launched and managed several of The Janis Group’s emerging business units and directed the corporate marketing department. Mr. Hirschfeld holds a B.S. in business administration from the University of Delaware.

Lineene N. Krasnow joined us as vice president—marketing in April 2005 and has served as executive vice president—product and marketing since August 2008. Prior to joining us, Ms. Krasnow held various executive positions at IBM Corporation, a globally integrated innovation company. Most recently, Ms. Krasnow served as vice president of marketing management—corporate from 2001 to 2005. Prior to that, Ms. Krasnow’s other positions at IBM included vice president of worldwide marketing management for IBM’s Personal Systems Group; vice president of marketing for IBM Personal Systems Asia-Pacific in Tokyo. Ms. Krasnow holds a B.B.A. in marketing from the University of Notre Dame.

Bryan C. Spielman joined us as executive vice president—strategy and corporate development in September 2011. Prior to joining us, Mr. Spielman was a founding partner of the Technology Investment Banking Team at Centerview Partners, where he acted as an advisor and thought partner to management teams across the global technology sector. Prior to that, he held leadership roles in the Technology Investment Banking Groups at UBS Investment Bank and Bear Stearns. Mr. Spielman holds a B.A. in philosophy and political science from the University of Pennsylvania and an M.B.A. from New York University, Stern School of Business.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the executive compensation tables and related disclosures set forth below. Our named executive officers include the individuals who served as our chief executive officer and chief financial officer, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities during 2011. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

The company’s goal for its executive compensation program is to attract, motivate and retain the best possible executive talent. We believe that executive compensation should support our business goals and encourage increased stockholder value. We maintain compensation programs that link executive compensation to the achievement of key goals, including revenues and profitability measures.

The company believes the compensation program for the executive officers was instrumental in helping the company achieve strong financial performance in 2011, which included record revenues, record margins and record profitability. The company grew revenues 11% to $184.5 million. Furthermore, the company improved gross margins by 200 basis points to 71%, and increased Adjusted EBITDAO (as defined below) from $39.0 million in 2010 to $45.7 million in 2011.

Compensation Setting Process

At the direction of the board of directors, the compensation committee endeavors to ensure that the compensation programs for executive officers of the company and its subsidiaries are competitive and consistent with market conditions in order to attract and retain key executives critical to the company’s long-term success. The committee also must ensure that the compensation is attractive to key executives with the proper background and experience required for the future growth of the company. The compensation committee believes that the company’s overall financial performance and long-term stockholder value should be the most important factors in determining the total compensation of executive officers. At the executive officer level, the committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as share-based awards and annual incentive plan compensation, which can increase or decrease to reflect changes in individual performance. These incentive compensation programs are intended to reward performance that enhances profitability and long-term stockholder value.

The compensation committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and structure of compensation for the named executive officers. The committee considers such corporate performance measures as net sales, operating income, cash flow and other similar quantitative measures. The committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate and product development projects, customer satisfaction, demonstrated leadership ability and contributions to industry and community development. For 2011, the most important qualitative factors in determining incentive compensation awards to the named executive officers were the committee’s assessments of their contributions to the company’s and stockholders’ value by improving customer satisfaction and loyalty and growing revenues and sales of Non-Rave products.

The compensation committee evaluates the total compensation of the named executive officers and other executives in light of information regarding the compensation practices and corporate financial performance of similar companies in the company’s industry. The Committee targets a specific percentile range of the peer company data in determining compensation for executive officers as discussed in more detail below. Market compensation levels are important inputs into the decision-making process. Additional factors considered include job scope, individual skills/experience, relative importance of the individual’s role, internal pay equity, historical pay levels and equity holdings, and recent company performance.

2011 Say-on-Pay Vote

The advisory vote on named executive officer compensation at our 2011 annual meeting received 70.7% favorable votes from our shareholders. The Compensation Committee believes that this result generally affirmed shareholder support of the Company’s approach to executive compensation.

The Compensation Committee is committed to ensuring that the compensation programs for which they are responsible are consistent with the company’s pay for performance policy, and delivers appropriate results given performance and business conditions. Shareholder feedback through this advisory vote will remain an important input into the Compensation Committee’s work on compensation design and disclosure.

2012 Executive Compensation Actions

A couple of changes were made to named executive officer compensation programs based on feedback around specific elements to the compensation program from shareholders and their advisory groups. In March 2012, we amended all of our executive change in control agreements to remove the tax gross-up rights so that the executives will be personally responsible for the payment of any excise tax. The company has also revised its peer group comparator group companies to more closely align with companies in our revenue and market capitalization size range. The compensation committee is in process of conducting a review of the executive compensation program, but has not made any final decisions with respect to matters related to possible changes to our executive compensation levels for 2012.

Independent Compensation Consultant

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the committee. In accordance with this authority, the Committee has engaged Pearl Meyer & Partners (“PM&P”) since 2008 to provide independent, expert advice to the committee on the design and level of compensation paid to our senior executive officers. In April 2008, PM&P presented an executive compensation assessment to the committee comparing the compensation of the company’s executives against those of peer group companies in order to inform and assist the compensation committee in its decision-making with respect to the compensation of executive officers for 2008 and beyond. This assessment was updated by Pearl Meyer & Partners in 2011 from publicly available information with respect to the peer group companies. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the company or in the market at large.

The compensation committee retained PM&P as its independent consultant to advise it and the non-management members of the board of directors, as applicable, on matters related to our executive compensation levels and program design for 2011. PM&P and its affiliates did not perform any non-executive compensation consulting services for us during the year ended December 31, 2011 and is deemed to be independent of management.

Roles of the Compensation Committee

Our compensation committee administers our new executive compensation program, including:

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reviewing and making recommendations to the board of directors with respect to adoption and approval of all cash-based and equity-based incentive compensation plans for the chief executive officer and other executives;

•	administering and interpreting all such cash-based and equity-based compensation plans;

•	approving the goals and objectives to be considered in determining compensation for the chief executive officer and other executives;

•	determining salary paid to the chief executive officer and other executives;

•	determining all grants of cash-based and equity-based incentive compensation; and

•	determining the degree to which incentive compensation is earned.

The compensation committee determines all compensation for our chief executive officer and our other executive officers, including salaries, cash-based incentives and equity-based incentives. When making individual compensation decisions for executives other than the chief executive officer, the compensation committee considers the recommendations and performance evaluations made by the chief executive officer with respect to those executives. The evaluation may take into account many factors, including compensation survey data and individual skills, experience and impact on the organization, and personal and corporate performance. In addition, the compensation committee may consider any other factors or inputs as it deems necessary to make final compensation decisions. In assessing and determining chief executive officer compensation, the committee considers our overall financial and operating performance, the chief executive officer’s contribution to that performance, and other factors in the same manner as it does for the other executives.

Under our executive compensation program, the compensation committee selected target performance levels by which it will evaluate each executive officer’s performance. The compensation committee seeks to establish target performance levels for new incentive compensation programs that are not guaranteed to be achievable, but will require execution of ambitious business strategies over the course of the year. Our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. The compensation committee may also modify compensation plan targets in light of new business initiatives that we may wish to pursue and that might have a short-term impact on individual or corporate goals.

Executive Officer Market Compensation Data

In making compensation decisions, the compensation committee periodically compares each element of total compensation against a peer group of publicly-traded information commerce, healthcare technology and software companies against which the committee believes the company competes for talent and for stockholder investment. Our peer group used for purposes of setting 2011 compensation consisted of the following 16 companies:

Allscripts Healthcare Solutions, Inc.	Epiq Systems, Inc.
Aspen Technology, Inc.	Intralinks Holdings, Inc.
athenahealth, Inc.	Netsuite, Inc.
Blackbaud Inc.	RightNow Technologies Inc.
Computer Programs & Systems, Inc.	SuccessFactors, Inc.
Dealertrack Holdings Inc.	Taleo Corporation
DemandTec Inc.	Ultimate Software Group Inc.
Epicor Software Corporation	Vocus, Inc.

The compensation committee periodically reviews the companies in our peer group and makes changes as necessary to ensure that our peer group comparisons are appropriate. In selecting its comparable companies for 2011, the committee considered market cap and annual revenue as measures of size. While a majority of the peer group companies are larger than Medidata with respect to both market capitalization and 2010 annual revenue, the committee included them in the assessment despite their larger size, due to the limited number of smaller companies that provide comparable cloud based software as a service solutions and because of the relative strength of our earnings, profitability and market value growth and its belief that we compete directly with these companies for talent.

In February 2012, the peer group listing was updated for 2012 to remove Allscripts Healthcare Solutions, Inc., Dealertrack Holdings Inc., Epicor Software Corporation, Netsuite, Inc., RightNow Technologies Inc., SuccessFactors, Inc., Taleo Corporation and Ultimate Software Group Inc., and these companies were replaced with Actuate Corporation, Constant Contact, Inc., Epicroates Inc., Eresearch Technology, Inc., MedAssets, Inc., MModal Inc., Merge Healthcare, Inc., Omnicell, Inc., and Cornerstone OnDemand, Inc.. The changes were intended to create a more size appropriate peer group that is more closely aligned with Medidata’s current revenue and market capitalization.

Elements of our Compensation

Our compensation framework for our named executive officers consists of the following key elements:

•	Base salary;

•	Annual cash bonuses;

•	Long-term incentives (including the grant of stock options and/or restricted stock units).

In addition to these key elements of compensation, our compensation framework includes employee benefits, limited perquisites and “double-trigger” termination change in control protections. See “Post-Termination Compensation and Benefits.”

Our compensation philosophy with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, is discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual. The weighting among the three major components is structured such that a majority of an executive’s potential financial compensation will be incentive-based (cash bonuses and equity incentives), rather than fixed (base salary). Our compensation committee believes that this structure strongly emphasizes the performance-based nature of our compensation program.

For named executive officers, the compensation committee seeks to target:

•	Total Annual Cash Compensation (base salary plus target annual cash incentives) at the market median

•	Long-term Incentive (equity-based) value at the market 60th percentile

•	Total Compensation at the market 60th percentile

We generally categorize our incentive compensation as either annual or long-term. Annual incentive programs included all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives within 12 months from the date of grant. Long-term incentive programs include all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives more than 12 months after the date of grant.

Base Salary

For 2011, the compensation committee approved base salary increases for certain of the named executive officers in connection with the updated compensation analysis prepared by Pearl Meyers & Partners. Effective January 1, 2011, Messrs. Sherif and de Vries each received a 9.9% increase in base salary; and Mr. Hirschfeld and Ms. Krasnow each received a 15.4% increase in base salary. These salary increases were implemented following a review of each named executive officer’s performance and analysis of the peer group data supporting the salary increases. Mr. Dalziel’s base salary was unchanged for 2011. Mr. Douglas was not an executive officer of the company at the time the 2011 compensation assessment was completed, but received salary increases totaling 11.2% during 2011 prior to becoming an executive officer.

For a description of the base salary paid to our named executive officers for 2011, please refer to the Summary Compensation Table.

Annual Bonus

The pay philosophy is to target annual cash compensation with reference to the 50th percentile of the selected comparable companies, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. Annual cash incentives are paid to reward achievement of critical operating, financial, strategic and individual measures and goals that are expected to contribute to stockholder value creation over time.

Bonuses in 2011 were based on achievement of:

•	Corporate financial targets (65%)—2011 revenue and 2011 adjusted EBITDAO (as defined below)

•	Corporate non-financial objectives (35%)—customer satisfaction and loyalty goals (10%) and non-Rave product goals (25%)

The compensation committee selected these financial metrics as broad indicators of the success of our business and their likely alignment with stockholder value creation. Adjusted EBITDAO is a non-GAAP measure that represents net income calculated in accordance with GAAP, excluding litigation settlement expenses, effect of changes in fair value of contingent consideration, interest, taxes, depreciation, amortization and stock-based compensation. Other one-time or extraordinary expense or income items may be excluded at the compensation committee’s discretion. The company believes that Adjusted EBITDAO provides a meaningful measure of core financial performance and supports our short-term and long-term business objectives.

Both corporate financial metrics are weighted equally in determining the total financial metric factor, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. The performance targets used for 2011 annual incentives included $183.6 million of revenues and $45.8 million of Adjusted EBITDAO. The compensation committee established a target grid comparing revenues and Adjusted EBITDAO at different levels. Based on the performance grid, the target bonus amount for each executive would be 100% of target if we attained each of the performance targets specified above, 85% of target if we attained $182.6 million of revenues and $45.8 million of Adjusted EBITDAO, 150% of target if we attained $186.6 million of revenues and $47.8 million of EBITDAO and 210% of target if we attained $189.6 million of revenues and $51.1 million of Adjusted EBITDAO. No bonus would be payable if either the $179.6 million revenue threshold or $43.2 million Adjusted EBITDAO threshold was not met. The specific targets for each financial metric were, in the judgment of the compensation committee, achievable but nevertheless subject to a number of uncertainties and extraneous influences which could prevent their achievement. Earned bonus amounts are subject to positive and negative adjustment at the committee’s discretion. In exercising such discretion, the committee is not required to follow a strict formulaic approach and is encouraged to look at the overall company and individual performance in the context of the objectives. In addition, our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. Ultimate achievement of performance objectives were evaluated by our compensation committee based on the annual targets and after considering overall events and factors for the year.

Having determined that the executive team met its financial objectives for the year, the committee determined a bonus factor of 105% for the financial goals (65% of total allocation). Our compensation committee also assessed certain subjective aspects of management performance, including customer satisfaction and loyalty objectives, and sales growth of non-Rave products. Having determined that these customer objectives for the year had not been fully satisfied, the committee determined a bonus factor of 63% for the customer goals (10% of total allocation). Based on revenue for Non-Rave products increasing from $8.8 million in 2010 to $13.25 million in 2011, and backlog for Non-Rave products increasing to $20 million during the year, the Committee determined a bonus factor of 138% for the new product goals (25% of total allocation). The committee determined that the named executive officers be awarded a bonus percentage of 109% of target based on achievement of the financial and non-financial performance criteria discussed above.

Messrs. Sherif, de Vries and Dalziel each received incentive compensation payouts based on 109% of their respective targets. Incentive bonuses are also subject to possible adjustment based on the achievement of individual objectives at the discretion of the committee. Individual performance goals and objectives are not formally pre-established and documented for each named executive. Rather, the compensation committee reserves discretion to examine significant contributions made by each named executive officer based upon the recommendations of the chief executive officer and the committee’s deliberations. Based on its assessment of these individual contributions during the year, the committee adjusted annual cash incentives for the following officers as follows: Mr. Hirschfeld received an incentive compensation payout based on 85% of his target, Ms. Krasnow received an incentive compensation payout based on 90 % of her target and Mr. Douglas received an incentive compensation payout based on 115% of his target.

For future periods, specific objectives may be set for any named executive officer based on his or her individual responsibilities. While goals may be subjective by nature, to the extent possible, the committee will select objective and quantifiable targets in order to improve accountability for results. The compensation committee may determine the degree to which each named executive officer achieved targeted personal objective goals, based on the evaluation of our chief executive officer for the other named executive officers and for our chief executive officer, based on the committee’s deliberations.

For a description of the bonuses earned by our named executive officers in 2011, please refer to the Summary Compensation Table.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages participation by our executive officers in equity-based awards. Our incentive plans have been established to provide our executive officers with incentives to help align their interests with the interests of our stockholders. The compensation committee recognizes that while the annual cash bonus rewards management actions that impact short- and mid-term performance, the interests of our stockholders are also served by giving key employees the opportunity to participate in the long-term appreciation of our common stock through grants of restricted stock units and stock options. Equity awards encourage management to create stockholder value over the long term because the value of the equity awards is directly attributable to the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for four years.

For 2011, the compensation committee used equity awards to reward our named executive officers for success associated with longer-term strategies that increase stockholder value, and to promote commitment and retention. Our plan-based equity awards, consisting of both stock options and shares of restricted stock, generally vest over four years, which the compensation committee believes encourages retention of key leadership while aligning their interests with the interest of stockholders in our business growth and stock price appreciation. In 2011, the compensation committee maintained the 75% restricted stock / 25% stock option allocation for the total value of the equity awards to named executive officers. The compensation committee believes that restricted stock provides a stronger incentive to create and preserve long-term stockholder value and, therefore, has weighted the long-term incentive awards more heavily toward restricted stock. Furthermore, restricted stock use is increasingly prevalent among our peer group companies. The compensation committee also believes that stock options are an important form of long-term incentive compensation because they align the executive officer’s interests with stockholder interests in rising prices of our common stock, since the options have value only if our stock price increases over time.

The aggregate number of shares of restricted stock and stock options granted to our named executive officers is based on an estimated target value of the equity awards. The compensation committee believes that annual equity awards generally create strong incentives to drive future stockholder return, and determines annual equity awards for each executive with reference to our peer group benchmark. We generally set total equity-based compensation to approximate the 60th percentile of peer group equity compensation for each executive. In addition to benchmarking, the compensation committee considers a broad range of factors in making equity awards, including individual performance, expected future contribution, the importance of the position to the success of our business in meeting our operating plan, and the value of the named executive officer’s unvested equity awards.

Under our equity award grant policy all grants must be approved by our compensation committee. All stock options are awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will typically be made on a regularly scheduled basis, as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (i) the hire date or the promotion date or (ii) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made on an annual basis.

For a description of the stock options and restricted stock granted to our named executive officers in 2011, please refer to the Summary Compensation Table.

Post-Termination Compensation and Benefits.

Medidata provides change-in-control severance benefits for its named executive officers and certain other executives, which generally intended to mitigate the potential conflict of interest that may arise in a change-in-control transaction. These benefits are based on a “double trigger” approach and only arise if there is a material negative change to employment arising from, or within two years after, a change in control of Medidata. In March 2012, we revised our change-in-control benefits such that they no longer include any tax gross-up rights and the executives are personally responsible for the payment of any excise tax. The change-in-control severance rights of our named executive officers are outlined in “Potential Payments upon Termination of Employment or a Change of Control” beginning on page 41.

Our change-in-control benefits include a lump sum payment equal to 100% of the executive’s annual base salary and target bonus, the continuation of employee benefits (at our expense) for 12 months following termination and the accelerated vesting of equity compensation awards. In connection with its approval of these agreements, the compensation committee considered competitive market and best practice data provided by outside advisors in 2008 when the agreements were being considered. The compensation committee also reviewed the cost to the company of such agreements and the individual payout levels to the executives under various scenarios. Following its review, the compensation committee determined that the cost of these agreements was reasonable and not excessive, given the benefit conferred to us. We believe that these agreements will help to maintain the continued focus and dedication of these executive officers to their assigned duties without the distraction that could result from the possibility of a change-of-control.

For additional information on these change-in-control agreements, see “Potential Payments upon Termination of Employment or a Change of Control” below.

Compensation-Related Shareholder Proposal (See Proposal No. 3 for additional details)

We are requesting that our shareholders authorize an additional 1,750,000 shares to be used for equity awards to employees and directors by approving our Amended and Restated Long-Term Incentive Plan. This is a regularly-scheduled request based on our practice of granting equity as a portion of annual compensation to eligible employees. We will continue to use the equity authorized for compensation purposes in a responsible manner.

Employee Benefits and Perquisites

Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers.

In 2011, our named executive officers, like our other employees, participated in various employee benefit plans, including medical and dental care plans, qualified 401(k) retirement plan, life, accidental death and dismemberment and disability insurance, paid time off and other benefits.

For a further description of these benefits in provided in 2011, please refer to the Summary Compensation Table.

We do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees and we also do not currently maintain any benefit programs exclusive to executives such as executive pension plans, deferred compensation plans, supplemental insurance or other executive retirement benefits. In the future, the compensation committee, in its discretion, may revise, amend or add to the officers’ executive benefits and perquisites as it deems advisable.

Risks Presented by Compensation Programs

We have reviewed our compensation policies for all employees, including employees who are not executive officers, as they pertain to risk, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company. Several elements of the compensation program are designed to promote long-term stockholder value creation and incorporate components to mitigate risk, including a balanced mix of cash and equity compensation and annual and long-term incentives; multiple performance measures with payouts subject to the compensation committee’s overall assessment of performance; and equity compensation having a four-year vesting period and weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value. Based on its evaluation, the compensation committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk and instead promote behaviors that support long-term sustainability and stockholder value creation.

•

We tie pay to performance. A significant portion of executive pay is not guaranteed. We set clear financial goals for corporate performance and differentiate based on individual achievement. We review how executive pay aligns with company financial performance.

•

We mitigate undue risk, including the use of multiple performance factors in our non-equity incentive compensation plan, so that employees do not focus on a single financial measure and multiple-year vesting of our equity awards to support long-term shareholder value creation.

•	We have reasonable “double trigger” change in control provisions.

•	Our chairman and chief executive officer and our president are each among our largest individual stockholders, which significantly aligns their interests with our stockholders’ interests.

•	We provide only modest perquisites.

•	Our compensation committee benefits from its utilization of an independent compensation consulting firm.

•	We do not have an executive retirement plan that provides extra benefits to the named executive officers.

•	We do not reprice underwater stock options.

•	We do not provide tax gross-ups to any of our executive officers.

•	We have no employment agreements or multi-year compensation guarantees for any of our named executive officers.

•	All employees are prohibited from engaging in hedging transactions in Medidata shares.

Although we have not adopted formal stock ownership guidelines for our executive officers as of March 21, 2012, our executive officers currently hold a significant portion of our fully-diluted common stock, including through the ownership of vested stock options. Mr. Sherif, our chairman and chief executive officer, and Mr. de Vries, our president, are each among our largest stockholders, which significantly aligns their interests with our stockholders’ interests. Details regarding the ownership of shares by our named executive officers are set forth under “Security Ownership of Certain Beneficial Owners and Management.”

The compensation committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Medidata. The compensation committee will adopt a policy that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are promulgated.

Tax Considerations

Section 162(m) places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer, chief financial officer and the next three most highly compensated officers, which we refer to herein as the named executive officers. However, performance-based compensation that meets certain requirements is excluded from this $1.0 million limitation.

The Amended and Restated 2009 Long-Term Incentive Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1). While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the compensation committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the compensation committee concluded that to be in our best interest. Notwithstanding the foregoing, if stockholder approval of proposal no. 3 is not obtained, we will not make any further grants under the 2009 LTIP to “covered persons” (as defined in Section 162(m)) if required in order to comply with the stockholder approval requirements of Section 162(m).

Compensation Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Neil Kurtz (Chairman)

Carlos Dominguez

George McCulloch

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers in the years ended December 31, 2011, 2010 and 2009. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Tarek A. Sherif Chairman and Chief Executive Officer	2011 2010 2009	$423,000 385,000 360,000	$388,121 487,200 524,958	$400,007 328,754 455,004		$1,200,009 986,253 761,600	$4,900 4,900 4,900		$2,416,037 2,192,107 2,106,462

Glen M. de Vries President	2011 2010 2009	423,000 385,000 360,000	388,121 487,200 524,958	400,007 328,754 455,004		1,200,009 986,253 761,600	4,900 4,900 4,900		2,416,037 2,192,107 2,106,462

Bruce D. Dalziel Former Chief Financial Officer and Executive Vice President	2011 2010 2009	350,000 350,000 340,000	228,948 348,000 374,970	181,261 174,499 350,000		543,759 523,496 350,000	4,900 4,900 4,900		1,308,868 1,400,895 1,419,870

Cory A. Douglas Chief Financial Officer	2011	246,719	148,000	541,910	(3)	187,506	29,158	(5)	1,153,293

Steven I. Hirschfeld Executive Vice President—Customer Operations	2011 2010 2009	300,000 260,000 240,000	255,000 435,000 468,713	156,259 139,004 301,878		468,766 416,998 301,868	4,900 4,216 4,900		1,184,925 1,255,218 1,317,359

Lineene N. Krasnow Executive Vice President—Product and Marketing	2011 2010 2009	300,000 260,000 239,700	150,000 180,960 153,545	143,752 141,001 806,875	(4)	431,269 423,000 172,494	4,900 4,900 4,900		1,029,921 1,009,861 1,377,514

(1)	The dollar amounts shown for option awards and stock awards represent the aggregate grant date fair value computed in accordance with ASC, 718. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 13, 2012.
(2)	Represents employer contribution to 401(k) plan.
(3)	The amount in the option awards column for Mr. Douglas includes a special award of 60,000 options granted in October 2011 outside of the annual grant process.
(4)	The amount in the option awards column for Ms. Krasnow includes a special award of 72,500 options granted in January 2009 outside of the annual grant process.
(5)	The amount in the other compensation column for Mr. Douglas includes a lump-sum payment of $25,000 for relocation related costs and expenses.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2011:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Tarek A. Sherif	5/31/2011	52,197	—	$—	$1,200,009
	5/31/2011	—	35,150	22.99	400,007
Glen de Vries	5/31/2011	52,197	—	—	1,200,009
	5/31/2011	—	35,150	22.99	400,007
Bruce D. Dalziel	5/31/2011	23,652	—	—	543,759
	5/31/2011	—	15,928	22.99	181,261
Cory A. Douglas	5/31/2011	8,156	—	—	187,506
	5/31/2011	—	5,493	22.99	62,510
	10/01/2011	—	60,000	16.44	479,400
Steven I. Hirschfeld	5/31/2011	20,390	—	—	468,766
	5/31/2011	—	13,731	22.99	156,259
Lineene N. Krasnow	5/31/2011	18,759	—	—	431,269
	5/31/2011	—	12,632	22.99	143,752

(1)	Each stock option and restricted stock award was granted pursuant to our 2009 Long-Term Incentive Plan. The stock options vest in 48 equal monthly installments commencing one month after the grant date. The restricted stock awards vest 25% on each anniversary of the grant date.
(2)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of each stock option and restricted stock award granted to the named executive officer in 2011.

Outstanding Equity Awards at December 31, 2011

The following table provides information regarding equity awards granted to our named executive officers that were outstanding at December 31, 2011:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Tarek Sherif	8/13/2008	30,608	6,122	(1)	$19.75	8/13/2018	—		$—
	6/24/2009	33,614	20,169	(2)	14.00	6/24/2019	16,250	(3)	353,438
	6/24/2009	—	—		—	—	5,475	(4)	119,081
	5/18/2010	14,856	22,673	(2)	15.35	5/18/2020	48,188	(3)	1,048,089
	5/31/2011	5,127	30,023	(2)	22.99	5/31/2021	52,197	(3)	1,135,285
Glen de Vries	8/13/2008	30,608	6,122	(1)	19.75	8/13/2018	—		—
	6/24/2009	33,614	20,169	(2)	14.00	6/24/2019	16,250	(3)	353,438
	6/24/2009	—	—		—	—	5,475	(4)	119,081
	5/18/2010	14,856	22,673	(2)	15.35	5/18/2020	48,188	(3)	1,048,089
	5/31/2011	5,127	30,023	(2)	22.99	5/31/2021	52,197	(3)	1,135,285
Bruce Dalziel	10/2/2007	113,000	—		12.08	10/2/2017	—		—
	6/24/2009	25,856	15,515	(2)	14.00	6/24/2019	12,500	(3)	271,875
	5/18/2010	7,885	12,035	(2)	15.35	5/18/2020	25,578	(3)	556,322
	5/31/2011	2,323	13,605	(2)	22.99	5/31/2021	23,652	(3)	514,431
Cory Douglas	1/10/2008	44,019	—		12.08	11/13/2017	—		—
	6/24/2009	3,693	2,217	(2)	14.00	6/24/2019	1,786	(3)	38,846
	5/18/2010	1,130	1,724	(2)	15.35	5/18/2020	3,664	(3)	79,692
	5/31/2011	802	4,691	(2)	22.99	5/31/2021	8,156	(3)	177,393
	10/01/2011	2,501	57,499	(2)	16.44	10/01/2021	—		—
Steven Hirschfeld	9/25/2002	34,655	—		0.17	9/24/2012	—		—
	8/3/2006	112,300	—		5.00	8/3/2016	—		—
	6/24/2009	12,138	13,383	(2)	14.00	6/24/2019	10,780	(3)	234,465
	5/18/2010	6,282	9,586	(2)	15.35	5/18/2020	20,374	(3)	443,135
	5/31/2011	2,003	11,728	(2)	22.99	5/31/2021	20,390	(3)	443,483
Lineene Krasnow	1/15/2009	52,864	19,636	(2)	15.70	1/15/2019	—		—
	6/24/2009	12,743	7,647	(2)	14.00	6/24/2019	6,160	(3)	133,980
	5/18/2010	6,372	9,724	(2)	15.35	5/18/2020	20,667	(3)	449,507
	5/31/2011	1,843	10,789	(2)	22.99	5/31/2021	18,759	(3)	408,008

(1)	The shares underlying these option grants vest 25% on the first anniversary of the date of grant, and then 1/48 per month after that date until the option is fully vested on the four (4) year anniversary of the grant date.
(2)	The shares underlying these option grants vest in 48 equal monthly installments commencing one month after the grant date.
(3)	The restricted stock awards vest 25% on each anniversary of the grant date, subject to the executive’s continued employment.
(4)	The restricted stock awards vest over a four-year period from August 13, 2008 with 25% vesting on each anniversary of such date, subject to the executive’s continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers during 2011 and restricted stock awards that vested during fiscal 2011. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tarek A. Sherif	—	$—	29,663	$639,236
Glen de Vries	—	—	29,663	639,236
Bruce D. Dalziel	108,000	1,072,934	14,775	336,717
Cory Douglas	19,481	196,077	2,114	48,178
Steven I. Hirschfeld	84,241	1,547,364	12,182	277,517
Lineene N. Krasnow	—	—	9,970	227,725

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2011. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	2,354,881	$13.70	229,915	(1)
Equity compensation plans not approved by security holders	—		—

Total	2,354,881	$13.70	229,915	(1)

(1)	The shares remaining available for future issuance are issuable under the 2009 LTIP. On June 24, 2009, when we completed our initial public offering and after stockholders approved our 2009 LTIP, we ceased granting new stock options under the Amended and Restated 2000 Option Plan.

Potential Payments upon Termination of Employment or a Change of Control

We have entered into change in control agreements with our chief executive officer and our other named executive officers. These agreements provide benefits based on a “double trigger” approach and only arise if there is a termination of employment within two years after, a change in control of Medidata. Payments will be due in the event the named executive officer’s employment is involuntarily terminated by us without cause or by the executive for “good reason,” as defined in the agreements, within a two- year period following a “change of control.” These agreements provide that, upon a qualifying termination event, a named executive officer will be entitled to:

•	a payment equal to the executive’s target annual incentive award amount for the year of termination based on the date of termination, prorated based on the date of termination;

•

a severance payment equal to the executive’s base salary for the year of termination plus the executive’s full target bonus amount for the year of termination (or, if greater, the annual incentive award amount actually paid to the executive for the previous year);

•	continuation of health benefits (at our expense) for 12 months; and

•	immediate vesting of any remaining unvested equity awards.

The severance and pro rata bonus amounts are payable in cash, in a lump sum. Receipt of these benefits are conditioned upon the executive executing a general release of claims against the company. As of January 1, 2012, in the event of a qualifying termination Mr. Sherif would have been entitled to cash payments totaling $811,121, Mr. de Vries would have been entitled to cash payments totaling $811,121, Mr. Douglas would have been entitled to cash payments totaling $403,530, Mr. Hirschfeld would have been entitled to cash payments totaling $555,000, and Ms. Krasnow would have been entitled to cash payments totaling $450,000. Our change-in-control benefits do not include any tax gross-up rights and the executives are personally responsible for the payment of any excise tax.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2011, the Reporting Persons timely filed all reports they were required to file under Section 16(a) with the exception that due to an administrative error by our staff, one Form 4 report that was filed late on behalf of Mr. Sherif related to his sale of shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 21, 2012 by:

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are, or within 60 days will become, exercisable, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of ownership is based on 25,144,867 shares of common stock outstanding on March 21, 2012.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent
Executive Officers and Directors:
Tarek A. Sherif(3)	1,016,858	4.0%
Glen M. de Vries(3)	1,197,264	4.7%
Cory A. Douglas(4)	75,164	*
Steven I. Hirschfeld(5)	218,217	*
Lineene N. Krasnow(6)	140,409	*
Carlos Dominguez(7)	29,850	*
Neil M. Kurtz, M.D.(8)	55,717	*
George W. McCulloch(9)	25,562	*
Lee Shapiro(10)	10,968	*
Robert Taylor(11)	34,850	*
All Executive Officers and Directors as a group (12 persons)	2,995,266	11.6%

5% Stockholders:
Brown Capital Management, LLC and related person(12)	3,620,492	14.6%
Eagle Asset Management, Inc.(13)	1,620,757	6.5%
New South Capital Management, Inc.(14)	1,603,676	6.5%
Vista Equity Partners Fund III, L.P. and related persons(15)	1,400,000	5.6%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	For each of our executive officers and directors, the shares listed in this column include the following shares of restricted stock (which are subject to forfeiture and shall be automatically transferred back to the company upon termination or cessation of service if the vesting conditions have not been satisfied): 122,110 shares for Mr. Sherif; 122,110 shares for Mr. de Vries; 13,606 shares for Mr. Douglas, 51,544 shares for Mr. Hirschfeld; 45,586 shares for Ms. Krasnow; 7,171 shares for Mr. Dominguez; 6,521 shares for Dr. Kurtz; 6,521 shares for Mr. McCulloch; 4,078 shares for Mr. Shapiro; and 7,171 shares for Mr. Taylor.
(3)	Includes 99,350 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(4)	Includes 59,642 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(5)	Includes 148,492 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(6)	Includes 85,800 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(7)	Includes 14,715 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(8)	Includes 10,182 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(9)	Includes 10,182 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(10)	Includes 630 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(11)	Includes 14,715 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 21, 2012.
(12)	This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2012 by Brown Capital Management, LLC and The Brown Capital Management Small Company Fund. Brown Capital Management, LLC reported sole voting power and sole dispositive power with respect to 2,110,251 and 3,620,492 shares of common stock, respectively. The Brown Capital Mgmt Small Company Fund reported sole voting and dispositive power with respect to 1,673,980 shares of common stock. The address of the principal business office for the reporting persons is 1201 N. Calvert Street, Baltimore, Maryland 21202.
(13)	This information is based solely on a Schedule 13G filed with the SEC on January 25, 2012 by the reporting person. The reporting person reported sole dispositive power and sole voting power as to all of the shares. The address of the principal business office for the reporting person is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(14)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2012 by the reporting person. The reporting person reported sole dispositive power and sole voting power as to all of the shares. The address of the principal business office for the reporting person is 999 S. Shady Grove Rd. Suite 501, Memphis, TN 38120.
(15)	This information is based solely on a Schedule 13D filed with the SEC on March 1, 2012. Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC and Robert F. Smith share voting and dispositive power with respect to all of such shares of common stock. Vista Equity Partners Fund III, L.P. , Vista Equity Partners Fund III (Parallel), L.P. and VEPF III FAF, L.P. reported shared voting and dispositive power with respect to 1,243,618, 128,101, and 28,281 shares of common stock, respectively. The address of the principal business office for each of the reporting persons (other than Mr. Smith) is 150 California Street, 19th Floor, San Francisco, California 94111. The address of the principal business office for Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a formal policy that requires all related party transactions, which includes transactions with directors, officers and holders of five percent or more of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, to be approved by our audit committee or another independent body of our board of directors. In approving or rejecting any such proposal, our audit committee (or other independent committee) is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

Based on a review of the transactions and arrangements between the company and any related person or related person affiliate, we did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2011. Deloitte & Touche LLP has been appointed by the audit committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2012. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

If a quorum is present at the Annual Meeting, the ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of at least a majority of the votes cast on the matter.

Board Recommendation

Your board of directors recommends a vote “FOR” such ratification. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche LLP will be replaced in 2012. Such lack of approval will, however, be considered by the audit committee in selecting our independent registered public accounting firm for 2013.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the company by Deloitte & Touche LLP and its affiliates for the years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees	$1,534,000	$1,580,000
Audit-Related Fees	38,000	69,000
Tax Fees	0	0
All Other Fees	2,000	2,000

Total	$1,574,000	$1,651,000

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under Audit Fees.

All Other Fees. All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

Audit Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The audit committee operates under a written charter approved by the board of directors, which provides that its responsibilities include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing its independence; reviewing and approving the planned scope of the company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the company’s internal audit function; reviewing with management and the company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the company’s critical accounting policies and estimates and the application of accounting principles generally accepted in the United States.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management is responsible for the company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2011, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that such audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

THE AUDIT COMMITTEE

Robert B. Taylor (Chairman)

Neil M. Kurtz, M.D.

George McCulloch

Lee Shapiro

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The audit committee shall pre-approve any additional audit services and permissible non-audit services.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2013 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary at the address below. The Corporate Secretary must receive the proposal no later than December 10, 2012. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Medidata Solutions, Inc.

79 Fifth Avenue, 8th Floor

New York, New York 10003.

For a stockholder proposal that is not intended to be included in the proxy statement for the 2013 annual meeting of stockholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 17, 2013 and not later than February 16, 2013. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the text of the proposal or matter; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Transaction of Other Business

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available without charge to stockholders upon request to Investor Relations, at the principal executive offices of Medidata Solutions, Inc. 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Medidata and certain intermediaries are householding proxy materials for stockholders of record in connection with the Annual Meeting. This means that:

•	Only one notice of annual meeting, proxy statement and annual report will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Medidata by calling 212-918-1800 or by writing to Investor Relations, Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003 to request a separate copy of the notice of annual meeting, proxy statement or annual report for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the notice of annual meeting, proxy statement and annual report from your bank or broker if you share the same address as another Medidata stockholder and your bank or broker has determined to household proxy materials.

Annex A

MEDIDATA SOLUTIONS, INC.

AMENDED AND RESTATED

2009 LONG-TERM INCENTIVE PLAN

ARTICLE 1

GENERAL

1.1 Purpose. The purpose of the Plan is to provide a flexible vehicle for offering equity-based and other incentive opportunities designed to attract, motivate and retain eligible employees, directors and other eligible persons who contribute to the success of the Company and its Subsidiaries and thereby enhance shareholder value.

1.2 Eligibility. Awards may be granted under the plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its Subsidiaries.

1.3 Duration of Plan. The Plan shall be effective upon the date of its adoption by the Board, subject to shareholder approval. Unless terminated sooner, the Plan will terminate upon the tenth anniversary of the date of its adoption by the Board. Any Awards outstanding when the Plan terminates will remain outstanding in accordance with their terms. No new Awards may be made after the termination of the Plan.

ARTICLE 2

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below.

2.1 “Award” means a Company stock option or stock appreciation right (SAR) granted under Article 5, a restricted stock or restricted stock unit (RSU) award granted under Article 6, a performance unit award granted under Article 7, any other stock based award granted under Section 8.1, and any performance based cash incentive award granted under Section 8.2.

2.2 “Beneficiary” means a person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Awards under the Plan, subject to the provisions hereof and of the applicable Award agreement, upon the Participant’s death. A Participant may designate a Beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each Beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior Beneficiary designation. If a Participant does not designate a Beneficiary or if no designated Beneficiary survives the Participant, then the Participant’s Beneficiary will be deemed to be his or her estate.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Company” means Medidata Solutions, Inc., a Delaware corporation, and any successor thereto.

2.7 “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.8 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.9 “Plan” means the Medidata Solutions, Inc. 2009 Long Term Incentive Plan, as it is set forth herein and as it may be amended from time to time.

2.10 “Share” means a share of common stock of the Company.

2.11 “Subsidiary” means a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain.

ARTICLE 3

ADMINISTRATION

3.1 General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee.

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, may select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

3.3 Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying the satisfaction of performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception.

3.4 Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan shall be final, conclusive, and binding on all persons.

3.5 Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4

SHARES SUBJECT TO THE PLAN;

INDIVIDUAL AWARD LIMITS

4.1 Number of Shares Issuable under the Plan. The Company may issue an aggregate of four million two hundred fifty thousand (4,250,000) Shares under the Plan, exclusive of Shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash, Shares forfeited or repurchased under the Plan, and Shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

4.2 Individual Award Limitations. No more than five hundred thousand (500,000) Shares may be issued pursuant to Awards granted in a single calendar year to any individual Participant.

ARTICLE 5

STOCK OPTIONS;

STOCK APPRECIATION RIGHTS

5.1 Grant of Company Stock Options. Company stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Company stock option will be deemed NOT to be an “incentive stock option” (within the meaning of Section 422 of the Code) unless and except to the extent it is specifically designated by the Committee as an “incentive stock option” at the time the option is granted. In accordance with Section 422(d) of the Code, an option that is otherwise intended to be an “incentive stock option” will be treated as an option that is not an “incentive stock option” to the extent that the aggregate fair market value of the Shares with respect to which options (under this Plan or under any other incentive stock option plan of the Company or any Subsidiary) are exercisable for the first time in any calendar year exceeds $100,000. If a Company stock option is designated as an “incentive stock option” and if part or all of the option does not qualify as an “incentive stock option,” then the option, or the portion of the option that does not so qualify, as the case may be, will nevertheless remain outstanding as if such designation had not been made.

5.2 Option Exercise Price; Fair Market Value. The purchase price per Share under each Company stock option may not be less than the fair market value per Share on the date the Option is granted. For the purposes of the Plan, the fair market value per Share on any relevant date shall be determined as follows: (a) if the Shares are not admitted to trading on a national securities exchange on such date, the value determined by the Committee acting in its discretion in accordance with the requirements of applicable tax law, or (b) if the Shares are admitted to trading on a national securities exchange on such date, (1) the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe. Notwithstanding the foregoing, the fair market value per Share on the date of the initial public offering of Shares shall be deemed to be the initial public offering price per Share.

5.3 Grant of Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of a Company stock option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if a Participant’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares having a fair market value equal to the product of X and Y, where—

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the fair market value per Share on the date of exercise over (ii) the fair market value per Share on the date the SAR is granted (or such greater base value as the Committee may prescribe at the time the SAR is granted).

5.4 Re-Pricing Prohibited. Company stock options and SARs granted under the Plan may not be re-priced in the absence of shareholder approval. In no event may an option or SAR be re-priced if such re-pricing would cause the option or SAR to become covered by Section 409A of the Code.

5.5 Duration of Company Stock Options and SARs. The Committee may establish such exercise, forfeiture and other conditions applicable to a Company stock option or SAR following the termination of a Participant’s employment or other service with the Company and its Subsidiaries as the Committee deems appropriate on a grant-by-grant basis. Unless sooner terminated in accordance with its terms, a Company stock option or SAR granted under the Plan will automatically expire on the tenth anniversary of the date the option or SAR is granted.

5.6 Exercise of Company Stock Options. A Company stock option that is exercisable may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of whole Shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes, if any, that are payable in connection with the exercise (unless and except to the extent that other arrangements satisfactory to the Company have been made for the satisfaction of such withholding taxes). The exercise price may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned Shares and/or withholding Shares otherwise issuable in respect of such exercise, (b) by a combination of a cash payment and delivery of previously-owned Shares and/or withholding of Shares pursuant to (a) above, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with the Federal Reserve Board’s Regulation T and other applicable law. Any Shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price (and/or related tax withholding obligation) is satisfied.

5.7 Exercise of SARs. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised and specifying the number of Shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The Committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional Shares will be issued in connection with the exercise of an SAR.

5.8 Non-Transferability. Except as otherwise provided herein or permitted by the Committee, acting in its discretion, no Company stock option or SAR shall be assignable or transferable except upon the Participant’s death to his or her Beneficiary, and, during a Participant’s lifetime, a Company stock option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative.

5.9 Rights as a Shareholder. The person shall have the rights of a shareholder with respect to any Shares covered by a Company stock option or SAR unless and until the option or SAR, as the case may be, has been duly and validly exercised and such Shares have been issued to such person (either in certificated or book entry form).

ARTICLE 6

RESTRICTED STOCK;

RSU AWARDS

6.1 Grant of Restricted Shares and RSUs. Subject to the Plan, the Committee may grant restricted stock awards pursuant to which the Shares covered by the Awards will be issued in the name of the recipients at the time the Awards are made, and RSU awards pursuant to which the recipients may earn the right to receive Shares in the future. Shares covered by a restricted stock award and the right to receive Shares under an RSU award will be subject to such forfeiture conditions, transfer restrictions, other restrictions and/or conditions, if any, as the Committee may impose, which conditions and restrictions may lapse separately or concomitantly, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may prescribe at the date of grant or, if the holder’s rights are not adversely affected, thereafter.

6.2 Minimum Purchase Price for Shares. Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for Shares issued pursuant to a restricted stock award or an RSU award must be at least equal to the par value of the Shares.

6.3 Restricted Shares. Shares issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the restricted Shares. The Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to the restricted Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Except to the extent restricted under the terms of the Plan or any applicable Award agreement, a Participant who holds restricted Shares shall have all of the rights of a shareholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to any mandatory reinvestment, forfeiture condition or other requirements as the Committee may prescribe).

6.4 Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award (a) unless, in accordance with its terms, the Award will be settled in the form of Shares, and (b) until all of the conditions of the Award for the issuance of such Shares have been fully satisfied. The holder of an RSU Award shall have no rights as a shareholder with respect to Shares covered by the Award unless and until the Award vests and the Shares are issued; however the Committee may provide that such holder will receive dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the Award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

6.5 Non-Transferability. Except as otherwise contemplated with respect to deceased Participants or as otherwise permitted by the Committee, acting in its discretion, no restricted stock Award, RSU Award or restricted Shares outstanding pursuant to a restricted stock Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the Award or the restricted Shares, as the case may be.

6.6 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award agreement or otherwise subsequently determined by the Committee, unvested restricted stock awards and deferred stock awards and restricted Shares will be forfeited and canceled upon a Participant’s termination of employment or other service with the Company and its Subsidiaries. If restricted Shares are forfeited, any certificate representing such shares or book entry for such Shares will be canceled on the books and records of the Company, subject, in the case of restricted Shares, to any right the holder may have pursuant to the terms of the Award to receive from the Company an amount equal to any cash purchase price previously paid for such Shares.

6.7 Special Tax Rules for Settlement of Deferred Stock Awards. Each deferred stock award may provide that settlement of the Award, in the form of Shares or cash, will occur on any date from the date the Award becomes vested until the 15th day of the third month following the calendar year in which the Award becomes vested, or at such other time and in such other manner as to avoid being covered by Section 409A of the Code. Alternatively, the Award may that, if the Award becomes vested, settlement will be deferred until at a later date or the occurrence of a subsequent event, provided that the deferral election(s) and designated settlement date(s) or event(s) applicable to the Award, as well as the Award agreement itself, satisfy the election, distribution timing and documentation requirements of Section 409A of the Code.

6.8 Issuance of Vested Shares. The holder of a restricted stock award and, to the extent settled in the form of Shares, the holder of a deferred stock award that becomes vested and payable will be entitled to receive Shares (in certificated or book entry form) free and clear of conditions and restrictions (except as may be imposed in accordance with the terms of the Award or in order to comply with applicable law), subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested Shares covered by a deferred stock award may be deferred if and to the extent permitted by Section 6.7 (relating to compliance with Section 409A of the Code) and the terms of the applicable Award.

ARTICLE 7

PERFORMANCE UNIT AWARDS

7.1 Grant of Performance Units. Subject to the Plan, the Committee may grant performance unit awards, with each performance unit representing the right to receive a cash payment equal to the fair market value (determined by the Committee in accordance with Section 5.2) of one Share, subject to such performance-based vesting and other terms and conditions as the Committee may prescribe.

7.2 Settlement of Performance Units. Unless the Committee determines otherwise at the time a performance unit award is granted, settlement of the performance units covered by the Award shall be made in a single lump sum cash payment as soon as practicable after the close of the applicable performance period or the satisfaction of the applicable performance goal(s), but in no event later than the 15th day of the third month of the calendar year following the calendar year in which the performance units become vested. Any different settlement method or settlement date must satisfy the distribution timing and form of payment requirements of Section 409A of the Code.

7.3 Rights as a Shareholder. No person will have any rights as a shareholder with respect to Shares covered by a performance unit award unless and until the Award becomes vested and the Shares are issued to such person. At the discretion of the Committee, the holder of a performance unit award may be entitled to receive dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the Award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

ARTICLE 8

OTHER AWARDS

8.1 Other Stock-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares or factors that may influence the value of the Shares, as the Committee may deems appropriate, including, without limitation, stock bonuses, dividend equivalents (either alone or in conjunction with other Awards), convertible or exchangeable debt securities, other rights convertible or exchangeable into

Shares, purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. All such other stock based Awards will be made upon such terms and conditions as the Committee may prescribe. In addition, cash incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated and settled in cash, may be granted under this Section, which Awards may be earned at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the committee may determine at the date of grant or thereafter.

8.2 Cash Incentive Awards. The Committee may make annual and/or long-term incentive Awards under the Plan pursuant to which a Participant may earn the right to receive a cash payment conditioned upon the achievement of specified performance objectives established by the Committee and communicated to the Participant within 90 days after the beginning of the applicable performance period or before 25% of the applicable performance period has elapsed. No Participant may earn a cash incentive Award under this Section 8.2 for any calendar year in excess of an amount equal to the lesser of (a) $2,500,000, or (b) three (3) times the Participant’s annual salary for such calendar year. Any cash incentive Awards earned by a Participant under the Plan will be payable in the form of a single sum cash payment at or as soon as practicable after the expiration of the applicable performance period or the satisfaction of the applicable performance vesting conditions, but in no event later than the 15th day of the third month of the year following the calendar year in which such performance period ends or such performance vesting conditions are satisfied. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such cash incentive Award if (and only if) the terms and conditions applicable to such deferred or installment payout comply with the distribution election and distribution timing requirements of Section 409A of the Code.

ARTICLE 9

AWARD AGREEMENTS

9.1 General. Each Award made under the Plan shall be evidenced by an agreement entered into by the Company and the Participant or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to the Award, which may be in hard copy, electronic or such other form as the Company may permit.

9.2 Restrictions on Transfer. Subject to the provisions of the Plan, each Award agreement shall set forth such restrictions on the transferability of the Award and on the transferability of Shares acquired pursuant to the Award as the Committee may prescribe, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or then traded, and under any blue sky or state securities laws applicable to such Shares.

9.3 Uniformity Not Required. The provisions of the Award agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

ARTICLE 10

PERFORMANCE MEASURES

10.1 Performance Criteria. Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article, the measures that may be used to determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception shall be chosen from among the following, in a manner that is consistent with the requirements of Section 1.162-27(e)(2) of the Treasury Regulations (relating to the performance goal requirement of Section 162(m) of the Code):

(a) Income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share);

(b) Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c) Cash flow return on investments, which equals net cash flows divided by owners equity;

(d) Gross revenues;

(e) Debt measures (including, without limitation, debt multiples);

(f) Marked value added;

(g) Economic value added; and

(h) Share price (including, but not limited to, growth measures and total shareholder return).

10.2 Permitted Discretion. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).

10.3 Certification. In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no amount shall be payable pursuant to the Award unless and until the Committee certifies in writing that the performance measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

ARTICLE 11

CAPITAL CHANGES; SALE EVENTS

11.1 Adjustments in Authorized Shares. In the event of a stock split, reverse stock split, split-up, spin-off, stock dividend, recapitalization, consolidation of shares or similar capital change, the Committee shall make such adjustments to the number and class of shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or purchase or base price of Shares subject to outstanding Awards, as the Committee, in its discretion, deems appropriate and equitable in order to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants or to otherwise comport with the intent and purposes of the Plan; provided that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event, as the Committee, in its discretion, deems appropriate and equitable. Any determination or adjustment made by the Committee under this Section shall be binding and conclusive on all persons.

11.2 Effect of Sale Event. If a “Sale Event” (within the meaning of Section 11.5) occurs, then, except as otherwise specifically provided by the applicable Award agreement (or any other applicable agreement approved by the Committee and made by the Company or a Subsidiary with the Participant to whom an Award was granted) each Award outstanding under the Plan immediately prior to the Sale Event will be either assumed and continued in accordance with Section 11.3 or terminated in accordance with Section 11.4.

11.3 Adjustment and Continuation of Award. Subject to Section 11.3, if a “Sale Event” occurs, the parties to the Sale Event may agree that any Company stock option, SAR, restricted stock deferred stock or other Award outstanding under the Plan immediately prior to the Sale Event shall, at the effective time of the Sale Event, be assumed and continued on substantially the same vesting and other terms and conditions as a like Award with respect to shares of common stock of the successor or acquiring company (or a parent company). If a Company stock option or SAR is assumed, the number of shares and exercise or base price per share covered by the assumed Award will be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. If a restricted stock, deferred stock or other Award is assumed, the number of shares covered by the assumed Award will be a whole number that reflects the exchange ratio or value of the transaction consideration applicable with respect to holders of Shares in connection with the Sale Event. Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) for reasons other than “cause” within two years after the Sale Event, any then outstanding assumed Awards held by such terminated Participant shall immediately become fully vested and exercisable or payable, as the case may be. For this purpose, the term “cause” means (a) a willful failure to substantially perform the duties and responsibilities of a Participant’s employment or other service (for reasons other than physical or mental illness) after reasonable notice thereof to the Participant; (b) a Participant’s misconduct that causes or is reasonably likely to cause material harm to the business or reputation of the Company or any successor or acquiring company (or any of their respective affiliates) or that prevents or materially interferes with ability of the Participant to carry out the carry out the duties and responsibilities of the Participant’s employment or other service; (c) a Participant’s conviction of, or entering into a plea of nolo contendere to, a felony; or (d) the material breach by a Participant of any material written restrictive covenant or agreement made by the Participant with the Company or any successor or acquiring company (or any of their respective affiliates).

11.4 Termination of Award. Subject to Section 11.2, any Award outstanding under the Plan immediately prior to a Sale Event that is not assumed pursuant to the preceding section will be terminated at the effective time of the Sale Event. If the terminated Award is a restricted stock Award, then the restricted Shares covered by the Award immediately prior to the effective time of the Sale Event will become fully vested and will participate in the Sale Event on the same basis as other outstanding Shares. If the terminated Award is in a form other than a restricted stock Award, then the holder of the terminated Award will be entitled to receive at the effective time of the Sale Event a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Award over the aggregate exercise or base price (in the case of a Company stock option or SAR) or other purchase price or threshold value (if any, in the case of any other form of Award) for or with respect to such Shares, in each case as if the Award had been fully vested immediately prior to the Sale Event. No consideration will be payable in respect of the termination of a Company stock option or SAR with an exercise or base price per Share that is not more than the transaction value per Share. The amount payable with respect to the termination of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Sale Event agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company).

11.5 Definition of Sale Event. For the purposes of the Plan, a “Sale Event” will be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (b) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (b) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or (c) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (b) above).

11.6 Non-employee Director Awards. With respect to Awards granted to a non-employee director that are assumed or substituted for in connection with a Sale Event, if on the date of or following such assumption or substitution the Participant’s status as a director or a director of the successor corporation, as applicable, is terminated for any reason, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and RSUs will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

11.7 No Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

11.8 Determination of Board to be Final. All adjustments under this Article shall be made by the Board as constituted immediately prior to the Change in Control, and its determination as to what adjustments shall be made, and the extent thereof, shall be binding and conclusive.

ARTICLE 12

AMENDMENT AND TERMINATION

12.1 Amendment and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that, unless the Committee specifically provides otherwise, any revision or amendment that would increase the number of Shares issuable under the Plan (other than an increase made in accordance with Section 11.1) or that would otherwise cause the Plan to fail to comply with any requirement of applicable law, regulation, listing requirement or rule if such amendment were not approved by the shareholders of the Company, shall not be effective unless and until shareholder approval is obtained.

12.2 Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant without the consent of the Participant.

ARTICLE 13

TAX WITHHOLDING

13.1 Tax Withholding. The Company’s obligation to make payments or issue unrestricted Shares in connection with any Award shall be subject to and conditioned upon the satisfaction by the holder of applicable tax withholding obligations. The Company and its Subsidiaries may require a Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under the Plan).

13.2 Withholding of Shares. The Committee, acting in its discretion, may allow a Participant to elect to satisfy such withholding tax obligation in whole or in part by having the Company withhold Shares that would otherwise be issued (or by returning Shares that have been issued) to the Participant with an aggregate fair market value (as of the date the withholding is effected) that is not greater than the minimum amount of such statutory tax withholding obligation.

ARTICLE 14

MISCELLANEOUS

14.1 Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.2 Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

14.5 Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

14.6 Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

14.7 Section 409A Compliance. Notwithstanding any other provisions of the Plan or any Award agreement, no Award shall be granted, deferred, accelerated, extended, settled or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. If the Committee reasonably determines that, as a result of Section 409A of the Code, the exercise or settlement of an Award may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the imposition of additional tax under Section 409A of the Code, the Committee may take such actions as it determines are necessary or appropriate in order to comply with, or exempt the Award from coverage by Section 409A of the Code, which action may include, without limitation, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of employment or other service with the Company and its Subsidiaries (or the Participant’s earlier death). Neither the Company, the Committee nor any employee, director or representative of the Company or of any of its affiliates shall have any liability to any Participants with respect to this section.

14.8 Governing Law. The Plan and all Award agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

MEDIDATA SOLUTIONS, INC. 79 FIFTH AVENUE, 8TH FLOOR NEW YORK, NY 10003

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

	CONTROL #
NAME
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
01 Tarek A. Sherif 02 Glen M. de Vries 03 Carlos Dominguez 04 Neil M. Kurtz 05 George W. McCulloch
06 Lee A. Shapiro 07 Robert B. Taylor
The Board of Directors recommends you vote FOR proposals 2., 3. and 4.								For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”).							☐	☐	☐
3.	To approve our Amended and Restated 2009 Long-Term Incentive Plan.							☐	☐	☐
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.							☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

				JOB #					SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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MEDIDATA SOLUTIONS, INC. Annual Meeting of Stockholders May 16, 2012 10:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tarek Sherif and Cory Douglas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MEDIDATA SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, EDT on May 16, 2012, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side